Exhibit 99.1

CSC Board Announces New Board Member and Declares Quarterly Cash Dividend

FALLS CHURCH, Va., Aug. 14, 2015-CSC (NYSE: CSC) stockholders elected Mark Foster to the company’s Board of Directors at the company's annual meeting today.

“Mark Foster brings to our board important leadership skills and vast industry experience relevant to CSC and our clients,” said Chairman of the Board of Directors Rodney F. Chase.

Mark Foster served as group chief executive-Management Consulting of Accenture plc from September 2006 until his retirement in March 2011. During his 26-year career at Accenture, Mr. Foster also served as head of Global Markets, group chief executive-Products Operating Group and other roles in management consulting, technology and outsourcing.

Also, CSC’s Board of Directors has declared a regular quarterly dividend payment for the quarter ending July 3, 2015 of $.23 per share on the company's Common Stock. The dividend will be paid on Oct. 8, 2015 to stockholders of record at the close of business on Sept. 4, 2015.

About CSC
Computer Sciences Corporation (CSC) is a global leader of next generation information technology (IT) services and solutions. The Company's mission is to enable superior returns on our clients’ technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 70,000 employees and reported revenue of $11.7 billion for the 12 months ended July 3, 2015. For more information, visit the company's website at www.csc.com.

CSC Contacts

•	Rich Adamonis, Global Media Relations, CSC, 862.228.3481, radamonis@csc.com

•	George Price, Investor Relations, CSC, 703.641.3842, investorrelations@csc.com